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                     			       EXHIBIT 10.2




					                                          	 October 1, 1994


Edward W. Marshall
2301 Berkley Ave.
Niskayuna, New York 12309

      re:     Severance Agreement
       	      -------------------

Dear Ed:

  Trans World Entertainment Corporation, a New York corporation, and its wholly owned subsidiary, Record Town, Inc. (collectively, the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In order to induce you to remain with the Company, and in consideration for your covenants set forth herein, this Agreement sets forth the severance benefits that the Company agrees will be provided to you in certain circumstances, as further described below.

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until January 31, 1996 (the"Term"); provided, however, that commencing on February 1, 1996 and each February thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such February 1 date, either the Company or you shall have given notice that this Agreement shall not be extended,at which point, if the Company has given notice, you may, within 30 days thereafter, elect in writing to treat such notice as a termination without Cause. Notwithstanding anything in this Section 1 to the contrary, this Agreement shall terminate if you voluntarily separate your employment from the Company except as permitted hereunder.


2. Termination without Cause. (a) You shall be entitled to the benefits provided in Section 5 if, during the Term of this Agreement, your employment with the Company is ever terminated for any reason other than for Cause (defined below) or for Disability (defined below).

(b) Disability. Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for sixty (60) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after notice of termination is given to you following such absence you shall have returned to the full time performance of your duties.

(c) Cause. Termination by the Company of your employment for"Cause" shall mean termination for any one of the following reasons: (i) the willful or continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after demand for substantial performance is delivered to you by the Chairman of the Board or the President of the Company, which demand specifically identifies, in writing, the manner in which such executive believes that you have not substantially performed your duties; or (ii) the willful engaging by you in illegal conduct that materially and demonstrably damages the Company's business or reputation; or (iii) any conduct in the course of your employment that constitutes, in the Company's reasonable judgment, gross negligence, fraud, embezzlement or any acts of moral turpitude that result or are intended to result, directly or indirectly, to your personal enrichment at the Company's expense. For purposes of this Section 2(c), no act or failure to act on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the corporation.

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(d)  Employment at Will.  The Company or you may separate your employment at any time, subject to the Company's covenant to provide the benefits specified in accordance with the terms of thisAgreement. Your employment, base of operations or duties may be modified, changed or terminated by the Company at any time with or without Cause.

3. Severance Agreement. (a) The Company agrees that within two years of a Change in Control, you may voluntarily separate your employment from the Company if the Company relocates you during such period, for a period in excess of 30 consecutive days, from your then-current place of operation for a distance that is greater than 75 miles, without your prior written permission. Subject to the other terms and conditions of this Agreement, you thereafter become entitled to the severance package set
forth in Section 5 below.   You agree to extend at least 6 months prior
written notice to the Company before separating from the Company.
Although the Company may in its sole discretion reduce the required 6 month period of notice, your competent, good faith and full-time performance of your assigned employment responsibilities during the complete 6 month period is an absolute, express condition to earning the severance compensation provided; there shall be no proration of severance benefits.

(b) "Change in Control" is an event that may only be deemed to occur if and after a date that fewer than twenty percent of the outstanding shares Common Stock in the aggregate are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by Robert J. Higgins, members of his immediate family and one or more trusts established for the benefit of such individual or family members for a period of 60 calendar consecutive days. If such condition has taken place, "Change in Control" shall mean the occurrence of any one of the following events that occur after such share ownership reduction, if ever, has occurred: (i) the sale of the Company substantially as an entirety (whether sale by stock, sale of assets, merger, consolidation, liquidation, dissolution or similar occurrence) occurs, where the shareholders of the Company, immediately prior to a consolidation or merger, would not immediately after the consolidation or merger, beneficially own (as such term is defined under Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate at least one-half of the voting stock of the corporation issuing cash or securities in a consolidation or merger (or its ultimate parent corporation, if any); (ii) any tender offer or exchange offer to subject to the regulations of the Securities and Exchange Commission is made by which any person or group, other than Robert J. Higgins, members his immediate family and one or more trusts established for the benefit of such individual or family members, as "person" or "group" is defined within the meaning of Section 13(d) of the Exchange Act, which becomes the beneficial owner directly or indirectly, or more than one-half of the outstanding shares of Common Stock; or (iii) fifty percent or more of the directors elected to the Board of Directors in the most recent proxy statement of the Company, excluding from such computation the replacement of any director or directors who resign voluntarily and not as a result of any disagreement expressed in writing with the Company's operations, policies or practices.

  Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of Section 3 (b)(i) solely as the result of such acquisition of securities by the Company which, by reducing the number of shares of Common Stock outstanding,increases the proportionate number of shares of Common Stock beneficially owned by any person to 40% more of the shares of Common Stock then outstanding; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock (there than pursuant to a stock split, stock dividend, or similar transaction), then a "Change in Control" shall be deemed to have occurred for purposes hereof.

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(c)  Effective on the execution of this Agreement, your severance agreement with the Company, dated as April 4, 1989, and any renewals or extensions of such agreement, are hereby terminated and shall be of no further force and effect. This Agreement is intended by the parties to supersede, and it hereby replaces and supersedes, the agreements set forth under the captions "Severance Agreement", "Promotion" and "Change in Control", paragraphs 6through 8, contained in that certain Letter Agreement, dated as ofJuly 20, 1994, between you and the Company.

4. Assurance of Promotion. (a) The Company agrees to assure you of a promotion to a position of Division President, as "Division"is defined below, or a reasonably equivalent position or responsibility as designated by the Company, on or before January 31, 1997. If you do not receive such position on or before such target date and desire to leave the Company on the terms hereof, you will be entitled to the severance package set forth in Section 5 below. You will be required to give a written, six month notice within 90 days of such date, after which your right to voluntarily separate employment shall terminate and be of no further force and effect.
Time shall be of the essence. During such 90 day period the Company may cure the condition and appoint you to the agreed-upon position or an equivalent position or responsibility. You agree to make your effective date of separation at least 6 months after the date of your written notice to the Company before leaving the Company. Although the Company may in its sole discretion reduce the required 6 month period of notice, your competent, good faith and full-time performance of your assigned employment responsibilities during the complete 6 month period is an absolute, express condition to earning the severance compensation provided; there shall be no proration of severance benefits if you perform for a shorter period unless requested by the Company.

(b) The term "Division" for purposes of this Agreement shall mean a business operation as designated by the Company, consisting of at least $100 million in annual sales. The Company's designation of a"Division" is otherwise subject to its sole discretion. It is understood that many of the Company's business functions of such a Division, wherever it is located, will continue to be shared at the corporate level, including but not limited to accounting, merchandise procurement, maintenance, distribution, store construction, and information processing.

5. Severance Compensation; Other Agreements. (a) During any period that you fail to perform your duties as a result of a Disability, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any benefit plans shall continue to accrue during such period, which period shall beat least 90 days, until your employment is terminated without Cause. Thereafter, your benefits shall be determined in accordance with any applicable benefit plans of the Company then in effect.

(b) If your employment shall be terminated for any reason other than because of death, retirement, Disability or for Cause by the Company, or you voluntarily elect to separate your employment from the Company if expressly permitted by the terms and conditions of Sections 3 and 4 of this Agreement, then the Company shall pay you your base salary for 12 months following the effective date of separation at the rate in effect just prior to the time a notice of termination is given (which amount shall not be less than the annual rate of $250,000), plus any benefits (including health, disability and 401(k)). Any awards (including both the cash, bonus and stock components) which, pursuant to the terms of any applicable plans, had already been earned or become payable as of the date of separation, but which had not yet been paid to you, shall be due and payable within 30 days after the effective date of separation. It is expressly understood and agreed that no bonuses are deemed earned unless your employment is continued through the last day of the applicable fiscal year. Thereafter, the Company shall have no further obligations to you under this Agreement.

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(c)  To the extent that you shall receive cash consideration that is subject to federal income taxation in respect of otheremployment or a consulting position for another organization, andthat consideration is payable to you solely in respect of the remainder of the Term of this Agreement as in effect immediately prior to such termination, or a portion thereof, the payments to be made by the Company under this Section 5, shall be proportionately reduced. Notwithstanding the foregoing, you shall not be required to minimize damages or otherwise reduce severance payments payable under this Agreement by seeking or accepting other employment or a consulting position.

6. Taxes. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income, excise and other employment taxes.

7. Survival. The respective obligations of, and benefits afforded to, the Company or you as provided in this Agreement shall survive any expiration or termination of this Agreement unlessprovided to the contrary.

8. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. Modification; Waiver; Governing Law. No provision of this Agreement may be modified, waived or discharged unless suchmodification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without reference to its principles of conflicts of laws.

10. Arbitration. Any dispute or controversy arising under or inconnection with this Agreement shall, at the Company's sole option, be settled exclusively by arbitration in Albany, New York by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

11. Non-Compete and Confidentiality Covenants. (a) For a period of 12 months after your employment is separated from the Company for whatever reason, whether or not it is for Cause, you covenant and agree not to compete with the Company, whether directly or indirectly, alone or as an employee, independent contractor of any type, partner, substantial shareholder (5% or greater) or holder of an option or right to become a substantial shareholder, in any retail music or video business in any state in the United States in which the Company then conducts its business. You also agree not to solicit, directly or indirectly, any then-current employees of the Company during such 12 month period.

(b) In consideration for the Company's agreements hereunder, you agree that during and subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, business information, trade secrets, sales data or any proprietary processes of the Company or any subsidiary or other confidential information concerning their business, affairs, products, suppliers, or customers, unless otherwise required by law. You also acknowledge and agree that the Company retains all ownership of any inventions, ideas, processes, drawings, patents,trademarks, copyrights, trade secrets and other intellectual property that the you create or produce, or of which you participate in the creation or production. You hereby assign to the Company the right to obtain, register or enforce any copyrights or patent registrations on any and all such inventions conceived, developed or derived during the course of your employment with the Company.


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(c)If any of the restrictions on post-employment competitive activity or the confidentiality covenants contained in this Section 11 are held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed to be enforceable to the extent compatible with applicable law as it shall then exist, it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights and obligations. Therefore, it is agreed that in the event of a breach or threat of a breach of the provisions of this Agreement, the Company shall be entitled to provable damages and reasonable attorney's fees (which attorney's fees shall be payable by you in the event that the Company's position in any litigation is sustained), and to an immediate injunction from any court of competent jurisdiction restraining you from committing or continuing to commit a breach of such provisions without the showing or proving of actual damages. You hereby waive any right you may have to require the Company to post a bond or other security with respect to obtaining or continuing any such injunction or temporatry restraining order.

 (d) During the period of any breach or threatened breach of the provisions of this Section 11 the Company may cease payment or accrual of any severance compensation, without limiting any other remedies available to it at law or in equity.

12. Effective Date. This Agreement shall not take effect unless and until approval of the Company's Compensation Committee of the Board of Directors has been received by management.

  After reviewing the contents of this letter, if it correctly sets forth our agreement on the subject matter hereof, and you agree to the terms and conditions of this Agreement, kindly sign and return it to the Company, which will then constitute our binding agreement.



Sincerely,
  TRANS WORLD ENTERTAINMENT
   CORPORATION
RECORD TOWN, INC.


By: /s/ ROBERT J. HIGGINS
    ----------------------------
    Robert J. Higgins, President



ACKNOWLEDGED, ACCEPTED
   AND AGREED TO:


By:   /s/ EDWARD W. MARSHALL
      -------------------------
      Edward W. Marshall
      October 1, 1994
      2301 Berkely Ave.
      Niskayuna, New York 12309


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